Exhibit 2.2

EXECUTION COPY

AMENDMENT TO SHARE PURCHASE AGREEMENT

This AMENDMENT (the “Amendment”) is made and entered into as of the 9th day of
March, 2022 to the SHARE PURCHASE AGREEMENT, dated December 14, 2021 (the “Agreement”), by and among Synthetic Biologics, Inc., a Nevada corporation (the “Purchaser”), VCN Biosciences, S.L., a corporation organized under the laws of Spain (the “Company”), and each of the shareholders of the Company (collectively, the “Shareholders”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, Section 13.3 of the Agreement provides that prior to the Closing the Agreement may be amended by written agreement among the Purchaser, the Company and the Shareholders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Section 1.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“At the Closing, the Purchaser shall deliver to (i) Grifols Innovation and New Technologies Limited (“Grifols”) the Closing Cash Consideration by means of wire transfer of immediately available funds to an account or accounts designated by Grifols; (ii) the creditors of VCN set forth on Schedule 1.2 hereto (the “VCN Creditors”) evidence of registration with the Purchaser’s transfer agent of shares of Purchaser Common Stock in the name of each such creditor, in each case for such number of shares of Purchaser Common Stock set forth opposite such creditors name on Schedule 1.2 hereto; and (iii) the Remaining Shareholders evidence of registration with the Purchaser’s transfer agent of shares of Purchaser Common Stock in the name of each Remaining Shareholder, in each case for such number of shares of Purchaser Common Stock set forth opposite such Remaining Shareholder’s name on Schedule 1.2 hereto (collectively, the “Closing Consideration”); provided, however, it shall be a condition to any issuance of Purchaser Common Stock to the VCN Creditors that Purchaser shall have received from each such creditor a written representation and warranty, in form and substance acceptable to Purchaser, with respect to the matters set forth in Article IV hereof, as applicable to such creditor.”

2.            The first of sentence of Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Unless otherwise mutually agreed in writing between the Purchaser and the Shareholders, the Closing shall take place at the offices of Blank Rome LLP, 1271 Avenue of the Americas, New York, NY 10020, on the date agreed to by the Purchaser and the Shareholders but no later than 8:00 A.M. (Eastern Time) on March 15, 2022.”

3.            Schedule 1.2 of the Agreement is hereby deleted in its entirety and replaced with Schedule 1.2 attached hereto.

4.            All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

EXECUTION COPY

5.            This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first written above.

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Steven A. Shallcross
	Name:	Steven A. Shallcross
	Title:	Chief Executive Officer

THE COMPANY:

VCN BIOSCIENCES, S.L.

By:	/s/ Manel Cascalló
	Name:	Manel Cascalló
	Title:	Chief Executive Officer

SHAREHOLDERS:

By:	/s/ Gabriel María Capellá Munar
	Name:	Gabriel María Capellá Munar

By:	/s/ Ramón Alemany
	Name:	Ramón Alemany

By:	/s/ Manel Cascalló
	Name:	Manel Cascalló

BIO CAPE GROUP, S.L.

By:	/s/ Guadalupe Foyo Ballesta
	Name:	Guadalupe Foyo Ballesta,
Administrator

BIOVAN PATRIMONIAL, S.L.

By:	/s/ Margarita Nadal
	Name:	Margarita Nadal
Administrator

[Signatures continue on next page]

EXECUTION COPY

GRIFOLS INNOVATION AND NEW TECHNOLOGIES, LIMITED

By:	/s/ Oscar Calsamiglia Mendlewicz
	Name:	Oscar Calsamiglia Mendlewicz
Authorized Signatory

Signature page to the Amendment to Share Purchase Agreement

EXECUTION COPY

Schedule 1.2

NAME	SYN SHARES	COUNTRY
VCN Creditors
Frank Tufaro	806,452	United States
Carmen Blasco	80,644	Spain
Ernest Milian	80,644	Spain
Ana Mato	22,581	Spain
Victoria Maliandi	22,581	Spain
Sonia Celej	22,581	Poland (Tax residence in Spain)
Patricia Alonso	16,129	Spain
Romy Seth	2,470,184	Canada (Tax residence in the United States)
Lacarya Scott	2,470,184	United States
Ashland Securities, LLC	65,071	United States
Shareholders
Gabriel Maria Capella Munar	5,006,625	Spain
Ramon Alemany Bonastre	5,006,625	Spain
Manuel Maria Cascallo Piqueras	5,006,625	Spain
Bio Cape Grup, S.L. (FFF1)	2,534,059	Spain
BioVCN Patrimonial, S.L. (FFF2)	2,784,318	Spain
TOTAL	26,395,303